HOT MAMA’S FOODS, INC.

CODE OF BUSINESS CONDUCT

General Policy and Procedures

The Code of Business Conduct (the “Code”) of Hot Mama’s Foods, Inc. (the "Company") applies to all employees and consultants, including directors and officers (an "Employee" and, collectively, the "Employees"), and must be strictly observed. Failure to do so could result in disciplinary action, up to and including termination.

The Company is committed to the highest standards of ethics and business conduct. The Company conducts its business as a good corporate citizen and complies with all laws, rules and regulations applicable to it or the conduct of its business. These principles govern our relationships with customers, suppliers, shareholders, competitors, the communities in which we operate, and with each other as Employees at every organizational level.

The Code is an expression of our core values and represents a framework for decision-making. To this end, Employees are responsible for understanding the Code and acting in accordance with it. The Code cannot and is not intended to cover every applicable law, rule or regulation or provide answers to all questions that may arise; for that, we must ultimately rely on each Employee's good sense of what is right, including a sense of when it is proper to seek guidance from others with respect to the appropriate course of conduct. Questions regarding any law, rule, policy or regulation which may govern business conduct, should be directed to your supervisor or the Chief Financial Officer.

The Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice.

1.	Compliance with Laws, Rule & Regulations

Employees are required to comply fully with all laws, rules and regulations affecting the Company's business and its conduct in business matters. The Company conducts its business globally where applicable laws, rules, regulations, customs and social requirements may be different from those in the United States. It is the Company's policy to abide by the national and local laws of our host nations and communities. In the case of any conflict between foreign and United States law, or in any situation where an Employee has a doubt as to the proper course of conduct, it is incumbent upon an Employee to immediately consult his supervisor or the Chief Financial Officer. Beyond the strictly legal aspects involved, Employees at all times are expected to act honestly and maintain the highest standards of ethics and business conduct, consistent with the professional image of the Company.

2.	Confidential, Proprietary Information

One of the Company's most valuable assets is information. Employees should maintain the confidentiality of information entrusted to them not only by the Company, but also by suppliers, customers and others related to our business. Confidential information includes all non-public information that might be of use to our competitors or harmful to the Company, or its customers or suppliers, if disclosed. Examples of confidential information include trade secrets, new product or marketing plans, customer lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects. Confidential information may be disclosed to others when disclosure is authorized by the Company or legally mandated.

Employees should take steps to safeguard confidential information by keeping such information secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes, and on mobile phones.

The obligation to preserve confidential information is ongoing, even after termination of employment.

3.	Conflicts of Interest

Company policy prohibits conflicts of interest. A conflict of interest occurs when an individual's private interest interferes in anyway with the interests of the Company as a whole. A conflict situation can arise when an Employee or a member of his or her family takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an Employee or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Such conflicts of interest can undermine our business judgment and our responsibility to the Company and its stockholders and threaten the Company's business and reputation. Accordingly, all potential and actual conflicts of interest should be scrupulously avoided. Though it is not possible to list every activity or situation that might raise a conflict of interest issue, the list below is included to help you recognize and avoid some of the more significant ones:

•	Corporate Opportunities. Taking personally, opportunities that are discovered through the use of corporate property, information or position, or using corporate property, information or position for personal gain or competing with the Company. Such action is prohibited.

•	Gifts. The occasional exchange of inexpensive gifts and modest forms of entertainment that are reasonable in nature, frequency and cost are normal in business and help build relationships with customers and suppliers. However, receiving such gifts or entertainment must never affect your judgment or decision making, nor should they be offered in return for favorable treatment from others.

Gifts to you valued at more than $100 or forms of business entertainment that exceed reasonable and customary practices, offered by customers, suppliers or competitors, must be politely declined unless first disclosed to and approved by your supervisor or the Chief Financial Officer .

•	Loans. Providing loans to, or guarantees of obligations of, Employees or their family members. Such activity will not be allowed without prior written approval of the Board of Directors or a committee of the Board. The Company will not extend, maintain or arrange for any personal loan to or for any director or executive officer (or the equivalent thereof).

•	Outside Activity. Engaging in any outside activity that materially detracts from or interferes with the performance by an Employee of his or her services to the Company. This generally — but not necessarily - applies to outside activity during normal business hours.

•	Personal Interests. Having a direct or indirect personal interest in a transaction involving the Company.

•	Personal Investments. Directly or indirectly, owning a material amount of stock in, being a creditor of, or having another financial interest in a supplier, customer or competitor.

All potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to such a conflict or the appearance of such a conflict must be promptly communicated to your supervisor or the Chief Financial Officer. Employees should take care to report violations to a person whom they believe is not involved in the matter giving rise to the violation.

Any Employee who has a doubt about whether a conflict of interest exists after consulting this provision of the Code, should contact his or her supervisor or the Chief Financial Officer, so that he or she can assist you in making that determination.

4.	Fair Dealing

Every Employee should endeavor to deal fairly with each of our customers, suppliers, competitors and other Employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or material facts, or any other unfair-dealing practices.

5.	Insider Trading

Federal and state law prohibits the use of "material nonpublic or inside information" when trading in or recommending Company securities. In accordance with applicable federal and state law, no Employee may engage in transactions in Company stock (whether for their own account, for the Company's account or otherwise) while in possession of material nonpublic information ("Insider Trading"). Further, no Employee who is in possession of material nonpublic information may communicate such information to third parties who may use such information in the decision to purchase or sell Company securities ("Tipping"). In addition to violating Company policy, Insider Trading and Tipping are illegal.

What constitutes "material nonpublic or inside information" is a complex legal question, but is generally considered to be information not available to the general public, which a reasonable investor contemplating a purchase of Company stock would be substantially likely to take into account in making his or her investment decision. Such information includes information relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Such information continues to be "inside" information until it is disclosed to the general public.

Substantial criminal and civil penalties may be assessed against people who trade while in possession of material Inside Information and can also be imposed upon companies and so-called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates to avoid severe consequences, Employees and those associated with the Company should avoid even the appearance of improper conduct.

6.	Qualitity of Disclosures

The federal and state securities laws impose continuing disclosure requirements on the Company, and require the Company to regularly file certain periodic reports with and make certain submissions (the "Reports") to the Securities and Exchange Commission and disseminate them to its shareholders. Such Reports must comply with all applicable legal requirements and may not contain material misstatements or omit material facts.

All Employees directly or indirectly involved in preparing such Reports, any Employees who communicate with the press, investors and analysts concerning the Company, and all representatives who assist the Company in preparing such Reports and communications, will ensure that such Reports and communications are (i) full, fair, timely, accurate and understandable and (ii) meet all legal requirements. This policy applies to all public disclosures of material information about the Company, including written disclosures, oral statements, visual presentations, press conferences and media calls.

7.	Protection and Proper Use of Assets

Proper and efficient use of Company and customer property, such as electronic communications system, information resources, material, facilities and equipment, as well as intangible assets, is each Employee's responsibility. Employees must act in a manner to protect the Company's assets from loss, damage, misuse, theft and waste. Employees must ensure that Company assets are used only for legitimate business purposes.

8.	Reporting_of Any Illegal or Unethical Behavior

Any Employee who is aware of any illegal or unethical behavior or who believes that any applicable law, rule or regulation or this Code of Conduct has been violated, must promptly report the matter to his or her supervisor or to the Chief Financial Officer. In addition, an Employee who has a concern about the Company's accounting practices, internal controls or auditing matters, should report his or her concerns to the Chief Financial Officer, or, if he or she believes the violation significant, to the Audit Committee of the Board of Directors, at the address listed at the end of this Code. Such reports may be unsigned and anonymous. Employees should take care to report violations to a person whom they believe is not involved in the matter giving rise to the violation. All reports of violations will be promptly investigated and, if appropriate, remedied, and if legally required, immediately reported to the proper governmental authority.

Employees will be expected to cooperate in assuring that violations of the Code are promptly addressed. The Company has a policy of protecting the confidentiality of those making reports of possible misconduct to the maximum extent permitted by law. In no event will there be any retaliation against someone for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation or of this Code. Any supervisor intimidating or imposing sanctions on an Employee for reporting a matter will be disciplined up to and including termination.

Employees should know that it is a crime to retaliate against a person, including with respect to their employment, for providing truthful information to a law enforcement officer or a supervisor relating to the possible commission of any federal offense. Employees who believe that they have been retaliated against by the Company, its Employees, contractors, subcontractors or agents, for providing information to or assisting in any investigation conducted by a federal agency, Congress or a person with supervisory authority over the Employee in connection with conduct that the Employee reasonably believes constitutes a violation of federal criminal fraud statutes or any rule or regulation of the Securities and Exchange Commission, may file a complaint with the Secretary of Labor, or in federal court if the Secretary does not take action in a timely manner.

9.	Responding to Improper Conduct

This Code will be enforced on a uniform basis for everyone, without regard to their position within the Company. If an Employee violates the Company's Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined Employee may also be subject to disciplinary action for their failure to properly oversee an Employee's conduct, or for retaliation against an Employee who reports a violation(s).

The response will depend upon a number of factors including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omission prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.

10.	Waivers

Employees should understand that waivers or exceptions to our Code will be granted only in advance and only under exceptional circumstances. A waiver of this Code for any executive officer or director may be made only the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders in accordance with applicable law.`